SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss240.14a-11(c) or ss240.14a-12

                       Liberty Financial Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

20,466                     Exchange Act--Regulations          1787       10-8-97


       ----------------------------------------
    3) Filing Party:

       ----------------------------------------
    4) Date Filed:

       ----------------------------------------

[LOGO] LIBERTY
       FINANCIAL


Liberty Financial Companies, Inc.
600 Atlantic Avenue
Boston, MA 02210-2214

                                                                 March 27, 1998

To my fellow Stockholders:

     I am pleased to invite you to attend the 1998 Annual Meeting of Stockholders of Liberty Financial Companies, Inc. The Meeting will be held on Monday, May 11, 1998, at 11:00 a.m. in Room AV-1 on the third floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to be presented at this year's Meeting and certain other information about Liberty Financial and its officers and directors.

     If you plan to attend the Meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

     Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the Meeting, you may withdraw any proxy previously given and vote your shares in person.

                                        Cordially,


                                        /s/ Kenneth R. Leibler
                                        Kenneth R. Leibler
                                        President and
                                         Chief Executive Officer

[LOGO] LIBERTY
       FINANCIAL



                       LIBERTY FINANCIAL COMPANIES, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 May 11, 1998
To the Stockholders of
 LIBERTY FINANCIAL COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Liberty Financial Companies, Inc. will be held in Room AV-1 on the third floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts, on Monday, May 11, 1998, at 11:00 a.m. (the "Meeting"), for the following purposes, all as set forth in the attached Proxy Statement:

   (1) To elect five Directors for new three-year terms expiring at the 2001 Annual Meeting of Stockholders; and

   (2) To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the Meeting.

     It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                        By Order of the Board of Directors,


                                        /s/ John A. Benning
                                        John A. Benning
                                        Clerk

Boston, Massachusetts
March 27, 1998

[LOGO] LIBERTY
       FINANCIAL



                       LIBERTY FINANCIAL COMPANIES, INC.

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1998


     This Proxy Statement, with the accompanying proxy card, is being mailed to Stockholders on or about March 27, 1998 and is furnished in connection with the solicitation of proxies by the Board of Directors of Liberty Financial Companies, Inc. ("Liberty Financial") to be used at the 1998 Annual Meeting of Stockholders to be held on May 11, 1998 (and any adjournment thereof) (the "Meeting").


                              VOTING INFORMATION

     The Board of Directors has established March 20, 1998 as the record date for the Meeting (the "Record Date"). Holders of shares of Liberty Financial's Common Stock, $.01 par value ("Common Stock"), and holders of Liberty Financial's Series A Convertible Preferred Stock, $.01 par value ("Preferred Stock"), whose names appeared of record at the close of business on the Record Date will be entitled to vote at the Meeting. On that date, 45,012,778 shares of Common Stock and 326,236 shares of Preferred Stock were issued and outstanding. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting. Each issued and outstanding share of Preferred Stock will be entitled to 1.58385 votes (i.e., the number of shares of Common Stock into which one share of Preferred Stock was convertible on the Record Date) per share on each such matter. The Common Stock and the Preferred Stock will vote together as a single class on those matters presented for approval at the Meeting. Shares of Common Stock and Preferred Stock can be voted only if the owner of record is present to vote or is represented by proxy.

     If you sign, date and return the enclosed proxy card in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked in the spaces provided for such purpose. If no instructions are specified, your shares will be voted FOR the election of the nominees for Director.

     You may revoke your proxy at any time before it is exercised by returning to Liberty Financial another properly signed proxy representing such shares and bearing a later date or by otherwise delivering a written revocation to the following address: Proxy Services, Boston EquiServe, P.O. Box 9379, Boston, Massachusetts 02205-9956. A Stockholder attending the Meeting may vote in person even though he or she may have previously filed a proxy.

     The holders of a majority in interest of the combined voting power of the Common Stock and the Preferred Stock issued, outstanding and entitled to vote at the Meeting are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. The election of nominees for Director will be decided by plurality vote of the shares represented and entitled to vote at the Meeting.

     Abstentions and broker non-votes will be treated as shares present or represented at the Meeting for quorum purposes. On each proposal considered at the Meeting, abstentions will have the effect of negative votes, while broker non-votes will be disregarded (i.e., they will not be considered shares entitled to be voted on the proposal).

     As of the Record Date, Liberty Mutual Insurance Company ("Liberty Mutual"), owned beneficially shares of Common Stock representing approximately 72.3% of the combined voting power of the Common Stock and the Preferred Stock. LFC Holdings has indicated that it will vote its shares in favor of each item proposed for approval by the Board of Directors at the Meeting.


                             ELECTION OF DIRECTORS


                                (Proxy Item 1)

     There are currently 18 members of the Board of Directors, divided into three classes with terms expiring at the 1998, 1999 and 2000 Annual Meetings, respectively. One Director whose term expires in 1998, Gregory H. Adamian, is retiring and will not stand for reelection. The Board of Directors has fixed the number of Directors in such class at five and nominated the Directors set forth below for reelection at the Meeting for three-year terms of office that will expire at the 2001 Annual Meeting. All of the nominees were elected to their current terms in 1995.

     Each Director will continue in office until the Director's term expires and until his successor is elected and qualified or until his death, resignation or removal.

     Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board of Directors may reduce the number of Directors.

     Biographical information is set forth below with respect to the Director nominees and the Directors whose terms of office expire in 1999 and 2000.


                       Nominees For Election As Directors
              Terms Expire at the 2001 Annual Stockholders' Meeting

GERALD E. ANDERSON             Retired; from 1974 until his retirement in 1992, President, Chief Executive
 Age 66                        Officer and Trustee of Commonwealth Energy System, a public utility holding
 Director since 1991           company; Director of Liberty Mutual and Liberty Mutual Fire Insurance
                               Company ("Liberty Fire"), an affiliate of Liberty Mutual.

EDMUND F. KELLY                President and Chief Operating Officer of Liberty Mutual and Liberty Fire since
 Age 52                        1992; Director of Liberty Mutual and certain of its affiliates.
 Director since 1992

KENNETH R. LEIBLER             Chief Executive Officer of Liberty Financial since January 1, 1995; president
 Age 48                        of Liberty Financial since August, 1990; Chief Operating Officer from August,
 Director since 1991           1990, until December, 1994; Director of the Boston Stock Exchange.

RAY B. MUNDT                   Chairman and Chief Executive Officer of Unisource Worldwide, Inc., a paper
 Age 69                        supply and systems company, since August, 1996; prior thereto Chairman and
 Director since 1991           (prior to September, 1993) Chief Executive Officer of Alco Standard  Corporation,
                               a distributor of paper packaging products and office equipment; Director of Liberty
                               Mutual, Liberty Fire, Alco Standard Corporation, Corestates Bank, Nocopi
                               Technologies, Inc. and Unisource World Wide, Inc.

GLENN P. STREHLE               Treasurer of the Massachusetts Institute of Technology and Vice President since
 Age 62                        1986 (becoming Vice President for Finance and Treasurer in June, 1994); director
 Director since 1991           of Liberty Mutual, Liberty Fire and BankBoston Corporation and a Trustee of
                               Property Capital Trust.

                         Directors Continuing in Office
              Terms Expire at the 1999 Annual Stockholders' Meeting

PAUL J. DARLING, II            Chairman, President and Chief Executive Officer of Corey Steel Company, a
 Age 60                        manufacturer of cold finished steel bars and a metal service center, since 1984;
 Director since 1991           Director of Liberty Mutual, Liberty Fire and Unisource World Wide, Inc.

DAVID F. FIGGINS               Retired; from 1993 until his retirement in 1994, Chairman of Trafalgar House
 Age 69                        Construction, Inc., a construction company; President thereof from 1991 to
 Director since 1991           1993; Director of Liberty Mutual, Liberty Fire and First Bell Bancorp, Inc.

JOHN B. GRAY                   Retired; from 1986 until his retirement in 1990, President of Dennison
 Age 70                        Manufacturing Company, a manufacturer of self-adhesive materials and office
 Director since 1991           supplies; Director of Liberty Mutual, Liberty Fire, EG&G Inc. and Stackpole
                               Corporation.

RAYMOND H. HEFNER, JR.         President of Bonray, Inc., an oil and gas exploration company; Director of
 Age 70                        Liberty Mutual, Liberty Fire and Gulf Canada Resources Limited; also a
 Director since 1991           Director of Liberty Bancorp, Inc. (which is not affiliated with Liberty Financial or Liberty Mutual).

THOMAS J. MAY                  Chairman, President and Chief Executive Officer of Boston Edison Company
 Age 50                        since 1994; prior thereto President and Chief Operating Officer thereof;
 Director since                Director of BankBoston Corporation, Boston Edison Company, Liberty Mutual
 February 13, 1998             and Liberty Fire.

STEPHEN J. SWEENEY             Retired; held various management positions with Boston Edison Company, an
 Age 69                        electric utility company, serving as President and Chief Executive Officer from
 Director since 1991           1984 to 1986, as Chairman and Chief Executive Officer from 1987 to  1990, and as Chairman from 1990 until his retirement in 1992; Director of Liberty
                               Mutual, Liberty Fire, Boston Edison Company, the Boston Stock Exchange,
                               Uno Restaurants, Inc. and Microscript, Inc.

                         Directors Continuing in Office
              Terms Expire at the 2000 Annual Stockholders' Meeting

MICHAEL J. BABCOCK             Private investor; from January, 1993 to January, 1995, President and Chief
 Age 56                        Operating Officer of Leslie Fay Companies, Inc., an apparel manufacturer;
 Director since 1991           Director of Liberty Mutual and Liberty Fire. On April 5, 1993, Leslie Fay
                               Companies, Inc. filed for protection from creditors under Chapter 11 of the federal Bankruptcy Code.

HAROLD W. COGGER               Executive Vice President of Liberty Financial since March, 1995; President of
 Age 62                        The Colonial Group, Inc. ("Colonial") from November, 1994 to December,
 Director since 1995           1996 and Chief Executive Officer from March, 1995 to December, 1996;
                               President of Colonial Management Associates, Inc., a wholly owned subsidiary of Colonial, from 1993 to December, 1996, and Chief Executive Officer from
                               March, 1995 to December, 1996.

GARY L. COUNTRYMAN             Chief Executive Officer of Liberty Mutual and Liberty Fire since 1986, and
 Age 58                        Chairman of both companies since 1991; Director of Liberty Mutual and certain
 Director since 1991           of its affiliates, BankBoston Corporation, Boston Edison Company and
                               Harcourt General, Inc.

JOHN P. HAMILL                 President of Fleet Bank of Massachusetts, N.A. since 1992; Director of Liberty
 Age 58                        Mutual and Liberty Fire.
 Director since 1991

MARIAN L. HEARD                President and Chief Executive Officer of the United Way of Massachusetts Bay
 Age 57                        and Chief Executive Officer of the United Ways of New England since 1992;
 Director since 1994           Director of Liberty Mutual and Liberty Fire and a Director or Trustee of
                               numerous national and local non-profit organizations.

SABINO MARINELLA               Retired; Chief Executive Officer of Liberty Financial prior to 1995; Vice
 Age 68                        Chairman of Liberty Financial from January, 1995 to December, 1997.
 Director since 1990

                  1997 Meetings And Standard Fee Arrangements

     1997 Meetings. During 1997, the Board of Directors held five meetings. The Board has an Executive Committee, an Audit Committee and a Compensation Committee. No member of the Audit Committee or the Compensation Committee is an employee of Liberty Financial or its subsidiaries.

     Executive Committee. The Executive Committee has and may exercise all the powers of the full Board of Directors, except as otherwise limited by Massachusetts corporation law or Liberty Financial's Restated Articles of Organization or Restated By-laws. The Executive Committee did not meet in 1997. As of the date of this Proxy Statement, its members were Messrs. Countryman (Chairman), Leibler, Cogger, Kelly, Marinella and Strehle.

     Audit Committee. The Audit Committee is responsible for obtaining and reviewing independent analyses of Liberty Financial's accounting policies and procedures, financial controls and financial information provided to the Board of Directors. The Audit Committee makes reports and recommendations to the Board of Directors, at least annually, with respect to such reviews, including matters such as: accounting records, practices and procedures; the annual appointment of outside auditors, together with the scope, adequacy, cost and results of the annual audit and the relationship between management and such outside auditors; the scope and adequacy of internal audit procedures; controls for disbursement procedures and asset safekeeping; and such other matters as the Board of Directors may request.

     The Audit Committee held three meetings in 1997. As of the date of this Proxy Statement, its members were Ms. Heard and Messrs. Figgins, Gray, May, Strehle and Sweeney (Chairman).

     Compensation Committee. The Compensation Committee (i) reviews and approves all director and management compensation, including salaries, incentive compensation, pension and fringe benefit policies and procedures and
(ii) administers Liberty Financial's employee benefit plans.

     The Compensation Committee held two meetings in 1997. As of the date of this Proxy Statement, its members were Messrs. Countryman, Adamian, Darling, Babcock, Hamill and Mundt (Chairman). The Compensation Committee has established a sub-committee consisting of each member of the Committee other than Mr. Countryman, who for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") is not considered to be a non-employee director of Liberty Financial. This subcommittee has exclusive authority for approving transactions involving equity securities of the Company (including acquisitions [such as grants and other awards] and dispositions [such as redemptions and other repurchases]) under benefit plans administered by the Committee involving persons subject to the provisions of Section 16 under the Exchange Act with respect to equity securities of Liberty Financial.

     In 1997, each Director attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board on which he or she served while he or she was in office, except Messrs. Anderson and Sweeney.

     Fee Arrangements. Directors who are officers or employees of Liberty Financial, Liberty Mutual or their affiliates receive no compensation for their service as Directors of Liberty Financial. Each member of the Board of Directors who is not an officer or employee of Liberty Financial, Liberty Mutual or their affiliates is paid by Liberty Mutual a retainer at a rate of $25,000 per annum. This rate will increase to $30,000 per annum effective April 1, 1998. Liberty Financial pays each such director a $200 fee for each Board or Committee meeting attended.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

                                 Common Stock

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by Liberty Mutual (the only person or entity known to Liberty Financial to be the beneficial owner of 5% or more of Liberty Financial's Common Stock), each executive officer of Liberty Financial named in the summary compensation table appearing elsewhere in this Proxy Statement, each Director of Liberty Financial who owns beneficially any shares of Common Stock, and all Directors and executive officers as a group, in each case as of March 20, 1998. Except as noted in the footnotes to such table, based on information provided by such persons, each holder of Common Stock has or will have sole voting and investment power with respect to the shares of Common Stock set forth below. Unless otherwise indicated below, the address of each such person is: c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

                                                                              Shares
                                                                               Owned
Name                                                                       Beneficially     Percentage(1)
----                                                                       --------------   --------------
Liberty Mutual Insurance Company
 175 Berkeley Street
 Boston, MA 02117 .....................................................     32,903,444          73.1%
Kenneth R. Leibler(2) .................................................        481,659           1.1%
Harold W. Cogger(3)(4) ................................................        145,016             *
C. Allen Merritt(2) ...................................................        124,655             *
John W. Rosensteel(2) .................................................        111,549             *
John A. Benning(2) ....................................................        126,960             *
Gregory H. Adamian ....................................................          1,500             *
Gerald E. Anderson ....................................................            750             *
Paul J. Darling II ....................................................          1,500             *
John B. Gray ..........................................................            300             *
Sabino Marinella(5) ...................................................        502,231           1.1%
Glenn P. Strehle ......................................................            750             *
Stephen J. Sweeney ....................................................            150             *
All executive officers and directors as a group (26 persons)(6) .......      1,756,852           3.9%

------------
* Less than 1%.

(1) Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Such calculations assume, for each person and group, that all shares which may be acquired by such person or group (i) pursuant to options presently exercisable or which become exercisable within 60 days following March 20, 1998 or (ii) upon conversion of shares of Preferred Stock are outstanding for the purpose of computing the percentage of Common Stock owned by such person or group. However, those unissued shares of Common Stock are not deemed to be outstanding for the purpose of calculating the percentage of Common Stock owned by any other person.

(2) Except as indicated below, consists of options to purchase shares of Common Stock which are presently exercisable or which become exercisable within 60 days following March 20, 1998. Also includes 60,435 shares owned by Mr. Leibler, 22,065 shares owned by Mr. Merritt, 14,700 shares owned by Mr. Rosensteel, and 15,878 shares owned by Mr. Benning.

(3) Includes options to purchase 28,350 shares all of which are fully vested and exercisable, and options to purchase an additional 13,500 shares which become exercisable within 60 days following March 20, 1998.

(4) Includes 99,395 shares of Common Stock issuable upon conversion of 62,755 shares of Preferred Stock owned by Mr. Cogger.

(5) Includes options to purchase 18,431 shares, all of which are vested and fully exercisable. Also includes options to purchase 380,918 shares held by Mr. Marinella's spouse, as to which Mr. Marinella disclaims any beneficial ownership.

(6) Includes (without duplication), (i) the option shares referenced in notes 2, 3 and 5 above and (ii) Mr. Cogger's shares referenced in note 4 above. Also includes options to purchase an additional 243,587 shares of Common Stock held by unnamed executive officers which are presently exercisable or which become exercisable within 60 days following March 20, 1998.

                                Preferred Stock

     The table below sets forth certain information with respect to the beneficial ownership of Preferred Stock by each person or entity known to Liberty Financial to be the beneficial owner of more than five percent of the shares of Preferred Stock, each executive officer of Liberty Financial named in the summary compensation table appearing elsewhere in this Proxy Statement who owns beneficially any shares of Preferred Stock, each Director of Liberty Financial who owns beneficially any shares of Preferred Stock, and all Directors and executive officers as a group as of March 20, 1998. Except as noted in the footnotes to such table, based on information provided by such persons, each holder of Preferred Stock has or will have sole voting and investment power with respect to the shares of Preferred Stock set forth below.




                                                                                Shares
                                                                                 Owned
Name                                                                         Beneficially     Percentage
----                                                                        --------------   -----------
Trustees of the Irrevocable Trust
 For Children dated September 24, 1985 (of C. Herbert Emilson)(1) .......      147,515           45.2%
Harold W. Cogger(2) .....................................................       62,755           19.2%
Merrill Lynch, Pierce, Fenner & Smith, Inc
 101 Hudson Street
 Jersey City, New Jersey 07302 ..........................................       52,449           16.1%
All executive officers and directors as a group (26 persons) ............       62,755           19.2%

------------
(1) The trustees of such trust are John A. McNeice, Jr., Davey S. Scoon and Linda S. Dalby, who share voting and investment power and disclaim any beneficial ownership. The address of such trust is c/o Linda S. Dalby, Esq., 50 Rowes Wharf, Boston, Massachusetts 02110.
(2) Mr. Cogger's address is c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

     In connection with Liberty Financial's acquisition of Colonial (effective March 24, 1995), each person acquiring shares of Preferred Stock had the right to become a party to a stockholders agreement (the "Preferred Stockholders Agreement"). The Preferred Stockholders Agreement provides that a holder of Preferred Stock who is a party thereto may not transfer the Preferred Stock without the prior written consent of Liberty Financial prior to the fifth anniversary of the acquisition, except to certain permitted transferees. The Preferred Stockholders Agreement also provides that at any time during the first 60 days after the fifth anniversary of the acquisition (March 24, 2000), each party to the Preferred Stockholders Agreement may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the Preferred Stock then owned by such party (the "Put Shares") at a price of $50.00 per Put Share (appropriately adjusted for any changes in capitalization affecting the Preferred Stock), plus accrued but unpaid dividends through the date of purchase. Liberty Mutual may designate Liberty Financial (without any further action or approval by Liberty Financial) or another person or entity as the purchaser of the Put Shares; provided, however, that no such designation shall relieve Liberty Mutual of its obligations to purchase the Put Shares if the designee fails to do so. The restrictions on transfer and the provisions requiring the purchase of the Put Shares do not apply to any shares of Common Stock acquired upon conversion of the Preferred Stock, and the Preferred Stockholders Agreement does not restrict such conversion. Holders of substantially all of the Preferred Stock are parties to the Preferred Stockholders Agreement.


            Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Liberty Financial's executive officers and Directors, and any persons who own more than 10% of a class of Liberty Financial's equity securities registered under the Exchange Act (currently only the Common Stock), to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, Directors, and persons who own more than 10% of the Common Stock are required by SEC regulations to furnish Liberty Financial with copies of all Section 16(a) reports they file. To Liberty Financial's knowledge, Liberty Mutual currently is the only stockholder owning more than 10% of the Common Stock.

     Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, Liberty Financial believes that, except as noted below, each of its executive officers, Directors and 10% stockholders made all Section 16(a) filings (if any) required during 1997. Sabino Marinella filed a report on Form 5 in March, 1998 reporting certain option exercises that were reportable for an earlier period in 1997, and certain gifts that were reportable by February 15, 1998.


                      COMPENSATION OF EXECUTIVE OFFICERS


                         Compensation Committee Report
                                       on
                            Executive Compensation

     This report has been prepared by the Compensation Committee of the Board of Directors (the "Committee").

     The Committee administers the executive compensation program of Liberty Financial and its subsidiaries. The Committee comprises the six directors listed at the end of this report, none of whom is an employee of Liberty Financial or any of its subsidiaries. Each member of the Committee (other than Gary L. Countryman) qualifies as a non-employee director for the purpose of Rule 16b-3 under the Exchange Act. All members of the Committee qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

     The Committee approves all material financial components of the compensation of the senior executives of Liberty Financial and its subsidiaries. This report describes Liberty Financial's compensation program for executive officers and the bases on which the Committee determined 1997 compensation for executive officers, including the President and Chief Executive Officer ("CEO"), Kenneth R. Leibler, and the other executive officers named in the compensation tables appearing elsewhere in this Proxy Statement.

     Compensation Philosophy and Overview

     The primary objectives of Liberty Financial's executive officer compensation program are:

[bullet] To provide balanced and competitive total compensation that enables
         Liberty Financial and its subsidiaries to attract, motivate and retain highly qualified executives.

[bullet] To create incentives for enhancing Liberty Financial's profitability, and for attaining its other strategic goals, through performance-based devices that reward executive officers for achieving corporate and business unit goals and individual management goals.

[bullet] To align the financial interests of executive officers with those of stockholders, and to promote Liberty Financial's strategy of integrating the activities of its various business units, through the use of performance-based devices tied to corporate-wide goals, as well as stock-based compensation.

     Generally, Liberty Financial aims for executive compensation to be at the middle range of the market for comparable positions at similar companies for performance which meets corporate and business unit goals and individual management goals; above such market range for performance above such goals; and below such market range for performance which does not meet such goals. Liberty Financial regularly uses the services of an independent consulting firm specializing in executive compensation of financial services companies. These consultants help Liberty Finance determine market levels of compensation for comparable positions in companies of relevant size and business profile ("peer companies"). The peer companies used in these surveys generally include companies in the investment management and annuity businesses. The Committee considers these survey results in determining executive compensation.

     In determining compensation, Liberty Financial uses corporate and business unit goals derived from business plans presented to the Board of Directors. Liberty Financial defines such goals generally in terms of objectively quantifiable criteria. Liberty Financial established these goals on a corporate-wide basis for the CEO and the other holding company executive officers. Liberty Financial established goals for executive officers of separate business units with respect to both the performance of their separate units and the corporate-wide goals (giving greater weight to the former).

     The primary elements of Liberty Financial's executive officer compensation program are base salary, annual cash bonuses (which vary from year-to-year depending upon performance measured against corporate and business unit goals and individual management goals), and long-term incentives in the form of stock-based compensation.


     Base Salary

     The purpose of base salary is to attract and retain key executives by providing a base level of income that recognizes the market value of the position. Liberty Financial targets base salary for executive officers in the middle range of the relevant market, with adjustments as appropriate to reflect the individual's performance and experience. The Committee reviews base salaries for executive officers annually. The Committee typically approves merit increases based on performance or unique individual circumstances.


     Annual Bonus

     Executive officers are eligible for annual cash bonuses. Liberty Financial bases annual bonus awards on achievement of a combination of corporate and business unit goals and individual management goals. Each executive officer has a target bonus expressed as a percentage of base salary. Liberty Financial weights the target bonus between corporate and business unit goals and individual management goals (typically giving greater weight to the corporate and business unit component). Corporate and business unit performance must exceed a threshold level in order for any portion of this component of the target bonus to be earned by the executive. This component increases to a specified cap if corporate and business unit performance exceeds the target levels. Similarly, the individual component also is subject to certain thresholds and multipliers.

     Stock-Based Compensation

     Liberty Financial's Amended and Restated 1995 Stock Incentive Plan (the "1995 Incentive Plan") provides stock-based compensation which allows senior executives and other key employees to participate in the future growth of Liberty Financial, thereby aligning their interests with those of stockholders. Stock-based compensation also promotes Liberty Financial's strategy of integrating the activities of its various business units, since the future value of its stock will reflect its consolidated results, rather than the performance of any particular business unit or units.

     Prior to 1997, awards under the 1995 Incentive Plan consisted solely of stock options. The exercise price of each option granted is set at fair market value on the date of grant. Each option has a life of 10 years and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date. In 1997, the Committee began granting a portion of awards to a select group of senior executives in the form of shares of restricted (i.e., nonvested) stock. For 1997, such restricted stock awards have vesting provisions based on continued service (six years from grant date), with earlier vesting possible after two years based upon attainment of a specified price level of Liberty Financial's Common Stock. The Committee anticipates granting similar option and restricted stock awards in 1998. In granting awards, the Committee takes into account the executive's level of responsibility, past contributions and anticipated ability to contribute to Liberty Financial's future performance. The Committee also considers long-term incentive practices of peer companies. Beginning in 1997, awards to persons who are subject to the provisions of Section 16 of the Exchange Act are granted by a subcommittee consisting of each member of the Committee other than Mr. Countryman, who for purposes of Rule 16b-3 under the Exchange Act is not considered to be a non-employee director of Liberty Financial.

     1997 CEO Compensation

     The Committee raised Mr. Leibler's base salary from $705,000 for 1996 to $740,000 for 1997. The Committee in May, 1997 granted Mr. Leibler 60,000 stock options and 13,500 shares of restricted stock (these share amounts reflect Liberty Financial's December, 1997 3:2 stock split). In February, 1998 the Committee awarded Mr. Leibler a bonus of $1,100,000 for 1997 performance. The Committee determined that the base salary increase and stock grants were merited by Mr. Leibler's performance in 1996, as reflected by the Company's financial results in relation to corporate-wide targets for 1996, the performance of Liberty Financial's Common Stock in 1996, and Mr. Leibler's overall leadership and decision-making impact on the achievement of Liberty Financial's business plan objectives in 1996. With respect to base salary, the Committee also considered market benchmarks for base salaries of chief executive officers at peer companies. With respect to the stock grants, the Committee also sought to create a significant financial incentive to continue the strategy of enhancing relationships among the subsidiaries' existing operations, with a view toward increasing product sales, generating additional expense savings, and thereby increasing Liberty Financial's profitability and shareholder value.

     In determining Mr. Leibler's 1997 bonus, the Committee considered the Company's financial results in relation to corporate-wide targets for 1997 and the performance of Liberty Financial's Common Stock in 1997. The Committee also considered Mr. Leibler's overall leadership and decision-making impact on the achievement of Liberty Financial's business plan objectives in 1997. The Committee believes that these achievements were reflected in the increase in the market value of Liberty Financial's Common Stock during 1997.

     Deductibility of Executive Compensation under the Code

     Under Section 162(m) of the Code, a publicly held corporation cannot deduct in any taxable year compensation in excess of one million dollars paid to each of its CEO and its four other most highly compensated officers. However, the deduction limitation of Section 162(m) does not apply to certain performance-based compensation arrangements.

     In the case of Liberty Financial, annual cash bonuses and restricted stock awards can trigger the Section 162(m) deduction limitation. The Code and Internal Revenue Service regulations under Section 162(m) provide that, with respect to annual cash bonuses, in order to assure deductibility of any bonus compensation that may bring total compensation over the million dollar limit, a rigid "formula type" bonus approach must be used with only limited Committee discretion permitted. The Committee believes that judgment and discretion are critical to effective performance assessment as well as related bonus determinations. The Committee therefore has decided not to adopt such a rigid formula-type bonus plan at this time. Thus, any payments to those five executive officers in excess of the limit resulting from such cash bonuses may not be deductible for tax purposes. Liberty Financial's stock-based compensation programs generally have been designed and administered so that compensation in respect of outstanding stock options will not be subject to the limitation on deductibility under Section 162(m). However, because Liberty Financial's existing restricted stock awards vest after six years of continued employment regardless of other performance-based criteria, Liberty Financial will be unable to deduct an amount equal to taxable income to the officer at vesting (equal to the then market value of the shares) to the extent the million dollar cap is exceeded. Similarly, to that extent, Liberty Financial would be unable to deduct dividends paid to the officer on his restricted stock (which dividends are compensation for tax purposes). The Committee believes that such guaranteed time-lapse vesting is an extremely valuable tool in retaining the select group of executives eligible for restricted stock grants. The Committee has concluded that the near-term impact of these provisions on Liberty Financial's tax reporting will not be material. The Committee will continue to monitor the impact of Section 162(m) on an ongoing basis in order to balance the benefits of favorable tax treatment for Liberty Financial with a need to apply prudent judgment in carrying out the Committee's compensation philosophy with respect to the applicable executive officers.

     Members of the Compensation Committee

     The members of the Committee submitting this report are:

                               Gregory H. Adamian
                               Michael J. Babcock
                               Gary L. Countryman
                              Paul J. Darling, II
                                 John P. Hamill
                            Ray B. Mundt (Chairman)


                 Executive Compensation Tables and Information

     The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named executive officers, in accordance with applicable SEC requirements. All the data regarding values for stock options are hypothetical in terms of the amounts that an individual may or may not receive, because such amounts are contingent on continued employment with Liberty Financial and the price of the Common Stock. All year-end values shown in these tables for outstanding stock options reflect a price of $37.75 per share, which was the closing price of the Common Stock on December 31, 1997. All share and per share dollar amounts in the tables below reflect Liberty Financial's December, 1997 stock split. None of the named executive officers received any perquisites during 1997 exceeding the lesser of $50,000 or 10% of such officer's total salary and bonus for such year.

     Summary Compensation Table. The following table sets forth compensation information for the past three fiscal years for each of Liberty Financial's chief executive officer and the other four most highly compensated executive officers:

                          Summary Compensation Table


                                                                               Long-Term
                                           Annual Compensation               Compensation
                                       ---------------------------   -----------------------------
                                                                                Awards
                                                                     -----------------------------
                                                                       Restricted      Securities
Name and Principal                         Base                          Stock         Underlying         All Other
Position during 1997           Year     Salary ($)     Bonus ($)(1)   Awards ($)(2)   Options (#)     Compensation ($)(3)
---------------------------   ------   ------------   ------------   -------------   -------------   ------------------
Kenneth R. Leibler            1997       740,000       1,100,000        384,750          60,000            46,379
 President and Chief          1996       705,000         750,000             --          90,000            48,475
 Executive Officer            1995       655,000         491,000             --          57,000            40,538

Harold W. Cogger(4)           1997       475,000         451,250             --          27,000            40,854
 Executive Vice President     1996       450,000         478,350(5)          --          27,000            40,854
                              1995       425,000         516,250(5)          --              --            40,854

C. Allen Merritt              1997       425,000         350,000        213,750          23,252            20,005
 Executive Vice President     1996       293,000         200,000             --          27,000            17,175
 and Treasurer                1995       275,000         135,000             --          16,500            15,280

John W. Rosensteel            1997       420,000         330,000        149,625          18,750            26,937
 President and Chief          1996       396,500         275,000             --          22,500            27,994
 Executive Officer of         1995       381,150         187,000             --          22,500            31,535
 Keyport Life Insurance
  Company

John A. Benning               1997       318,000         196,715         85,500           9,750            19,730
 Senior Vice President        1996       318,000         171,720             --          22,500            21,947
 and General Counsel          1995       303,000         145,000             --          16,500            20,963

------------
(1) The amounts presented are bonuses earned in 1997 and paid in 1998, earned in 1996 and paid in 1997, or earned in 1995 and paid in 1996, respectively.


(2) The number of shares and value of restricted stock held by the named executive officers as of December 31, 1997 is as follows: Mr. Leibler:
    13,500 shares, $509,625; Mr. Merritt: 7,500 shares, $283,125; Mr.
    Rosensteel: 5,250 shares, $198,188; Mr. Benning: 3,000 shares, $113,250. All such shares will vest any time after May 13, 1999 if for a 10 consecutive trading-day period, the closing price of Liberty Financial's Common Stock exceeds $41.73. To the extent Liberty Financial pays dividends on such shares, the recipients are entitled to retain all such dividends regardless of any future forfeitures.


(3) Consists of (a) insurance premiums paid by Liberty Financial during 1997 with respect to term life insurance for the benefit of the named executive officers, individually as follows: Mr. Leibler, $2,500; Mr. Cogger, $18,354; Mr. Rosensteel, $5,000; and Mr. Benning, $3,459; and (b) contributions for 1997 under defined contribution plans for the benefit of the named executive officers, individually as follows: Mr. Leibler, $43,879; Mr. Cogger, $22,500; Mr. Merritt, $20,005; Mr. Rosensteel, $21,937; Mr. Benning, $16,271.

(4) Mr. Cogger became an executive officer of Liberty Financial effective March 27, 1995 in connection with Liberty Financial's acquisition of Colonial.

(5) Does not include a long-term incentive plan award made to Mr. Cogger in 1995 payable not later than March, 1998 and described in the long-term incentive plan awards table appearing in Liberty Financial's 1996 Proxy Statement.

     Option Grant Table. The following table sets forth certain information regarding options to purchase Common Stock granted during 1997 by Liberty Financial to the executive officers named in the above summary compensation table.


                       Option Grants in Last Fiscal Year

-------------------------------------------------------------------------------------------------------------------

                                         Percent of                                         Potential Realizable
                          Number of         Total                                             Value at Assumed
                          Securities       Options                                           Annual Rates of Stock
                          Underlying     Granted to      Exercise                            Price Appreciation for
                           Options        Employees     Price Per                               Option Term(2)($)
         Name            Granted (#)       in 1997      Share ($)     Expiration Date(1)       5%           10%
-------------------------------------------------------------------------------------------------------------------
Kenneth R. Leibler          60,000            7.7%         $28.50          05/13/07        1,075,410     2,725,300
-------------------------------------------------------------------------------------------------------------------
Harold W. Cogger            27,000            3.5%         $28.50          05/13/07          483,934     1,226,385
-------------------------------------------------------------------------------------------------------------------
C. Allen Merritt            23,252            3.0%         $28.50          05/13/07          416,757     1,056,144
-------------------------------------------------------------------------------------------------------------------
John W. Rosensteel          18,750            2.4%         $28.50          05/13/07          336,066       851,656
-------------------------------------------------------------------------------------------------------------------
John A. Benning              9,750            1.3%         $28.50          05/13/07          174,754       442,861
-------------------------------------------------------------------------------------------------------------------

------------
(1) Each option becomes exercisable in four equal annual installments, commencing on May 14, 1998 and vests in full upon the death, disability or retirement (after age 60) of the optionee.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if such options are not exercised until the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% in accordance with applicable regulations of the SEC, compounded annually from the dates the options were granted until their expiration dates and, therefore, are not intended to forecast possible future appreciation in the Common Stock. This table does not take into account appreciation in the price of the Common Stock after the date of grant.

     Option Exercises and Year-End Option Table. The following table sets forth certain information regarding the stock options exercised during 1997 and stock options held as of December 31, 1997 by the executive officers named in the above summary compensation table.

Aggregate Option Exercises in Last Fiscal Year and Aggregate Option
                   Values at Fiscal Year-End

---------------------------------------------------------------------------------------------------------------------
                                                             Number of Securities            Value of Unexercised
                                                            Underlying Unexercised         In-the-Money Options at
                                                            Options at Year-End (#)              Year-End ($)
                           Shares
                        Acquired on         Value
         Name           Exercise (#)    Realized ($)     Exercisable     Unexercisable    Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------
 Kenneth R. Leibler   114,000         3,245,075        383,724              193,445      $10,259,878   $3,044,908
---------------------------------------------------------------------------------------------------------------------
 Harold W. Cogger      37,500         1,281,000         61,950               47,251        2,153,129      568,697
---------------------------------------------------------------------------------------------------------------------
 C. Allen Merritt      37,285           870,564         90,027               59,242        2,540,026      871,879
---------------------------------------------------------------------------------------------------------------------
 John W. Rosensteel     9,450           234,078         86,536               59,359        2,154,228      950,858
---------------------------------------------------------------------------------------------------------------------
 John A. Benning       36,804         1,002,505        102,749               42,367        2,984,990      693,848
---------------------------------------------------------------------------------------------------------------------

    Certain Additional Information Regarding Executive Officer Compensation

     Defined Benefit Retirement Programs

     With the exception of Mr. Cogger, each of the executive officers of Liberty Financial named in the above summary compensation table participates in Liberty Financial's Pension Plan and Supplemental Pension Plan (collectively, the "Pension Plans"). In addition, (i) under his employment agreement, Mr. Cogger is entitled to a pension benefit from Liberty Financial which is calculated as if he participated in the Pension Plans, (ii) Mr. Benning has a contractual relationship with Liberty Financial under which his benefits under the Pension Plans shall be calculated using October 1, 1973 as his date of hire for determining years of credited service, subject to certain adjustments, and
(iii) Mr. Rosensteel has a contractual relationship with Liberty Financial under which his benefits under the Pension Plans shall be calculated using September 21, 1990 as his date of hire for determining years of credited service. The following table shows the estimated annual pension benefits payable upon retirement for the specified compensation and years of service classifications under the Pension Plans.

                 Estimated Annual Retirement Benefits at Age 65
     Under Liberty Financial's Pension Plan and Supplemental Pension Plan


                                                   Years of Credited Service
                                   ---------------------------------------------------------
 Five-Year Average Compensation        15          20          25          30          35
$  200,000                        $ 52,178    $ 69,570    $ 86,963    $ 93,629     $100,296
   400,000                         106,178     141,570     176,963     190,296      203,629
   600,000                         160,178     213,570     266,963     286,963      306,963
   800,000                         214,178     285,570     356,963     383,629      410,296
 1,000,000                         268,178     357,570     446,963     480,296      513,629
 1,200,000                         322,178     429,570     536,963     576,963      616,963

     Benefits under the Pension Plans are based on an employee's average pay for the five highest consecutive years during the last ten years of employment, the employee's estimated social security retirement benefit and years of credited service with Liberty Financial and its subsidiaries. The current compensation covered by the Pension Plans and such additional contractual arrangements for each participating executive officer of Liberty Financial named in the above summary compensation table (treating Mr. Cogger as such) is as follows: Mr. Leibler, $1,490,000; Mr. Cogger, $953,350; Mr. Merritt, $625,000; Mr. Rosensteel, $695,000; and Mr. Benning, $489,720. For purposes of determining benefits payable upon retirement under the Pension Plans and such additional contractual arrangements, compensation includes base salary and annual bonus. Benefits are payable in the form of a single-life annuity providing for monthly payments. Actuarially equivalent methods of payment may be elected by the recipient. As of the date hereof, the executive officers of Liberty Financial named in the above summary compensation table had the following full credited years of service under the Pension Plans: Mr. Leibler, 7 years; Mr. Cogger, 3 years; Mr. Merritt, 10 years; Mr. Rosensteel, 7 years; and Mr. Benning, 24 years.

     Change of Control Provisions of 1990 Stock Option Plan

     Liberty Financial's 1990 Stock Option Plan, as amended (the "1990 Plan"), provided for the grant of options to officers and other key employees of Liberty Financial for the purchase of shares of Common Stock. As of March 20, 1998, options to purchase an aggregate of 1,563,167 shares of Common Stock were issued and outstanding under the 1990 Plan, including options to purchase 370,168 shares held by Mr. Leibler (332,724 of which were vested), 82,517 shares held by Mr. Merritt (75,027 of which were vested), 82,141 shares held by Mr. Rosensteel (69,659 of which were vested) and 109,949 shares held by Mr. Benning (102,459 of which were vested). No additional options will be granted under the 1990 Plan. Upon a change of control of Liberty Financial (defined as the transfer of 50% or more of the equity ownership of Liberty Financial other than solely pursuant to a public offering in which securities are issued for cash), all non-vested options will automatically vest and the Compensation Committee may, in its discretion, elect to cancel all outstanding options by paying the holders thereof an amount equal to the difference between the formula value of the Common Stock (as defined in the 1990 Plan) and the exercise price of the Options.


          Compensation Committee Interlocks and Insider Participation

     Gregory H. Adamian, Michael J. Babcock, Gary L. Countryman, Paul J. Darling, II (effective May 13, 1997), John P. Hamill, Ray B. Mundt and Stanley
A. Wainer (prior to May 13, 1997) served as members of Liberty Financial's Compensation Committee during 1997. The membership of Liberty Financial's Compensation Committee is identical to the membership of the Compensation Committee of the Board of Directors of Liberty Mutual. Mr. Countryman is Chief Executive Officer of Liberty Mutual and is Chairman of Liberty Financial. Mr. Countryman does not receive any compensation from Liberty Financial.

                        Stockholder Return Comparisons

     The graph below and the accompanying table compare the total return on Liberty Financial's Common Stock since it became a publicly-traded corporation (on March 27, 1995) to the S&P 500 Index (Standard & Poor's Corporation 500 Composite Stock Price Index) and the Dow Jones Life Insurance Group Index, assuming an original investment on March 27, 1995 of $100. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.


[Tabular representation of line chart]


                                    3/27/95    12/31/95    12/31/96     12/31/97
--------------------------------------------------------------------------------
LIBERTY FINANCIAL COMPANIES         $100.00     $109.80     $143.80     $211.90
--------------------------------------------------------------------------------
S&P 500                             $100.00     $125.40     $154.20     $205.60
--------------------------------------------------------------------------------
DJ LIFE INSURANCE GROUP             $100.00     $117.80     $156.40     $232.60
--------------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


                     Matters Pertaining to Liberty Mutual

     General

     Prior to the acquisition of Colonial in March, 1995, Liberty Financial was an indirect wholly owned subsidiary of Liberty Mutual. As of the Record Date, Liberty Mutual owned beneficially approximately 73.1% of the outstanding shares of Common Stock and approximately 72.3% of the combined voting power of the outstanding Common Stock and Preferred Stock.

     Liberty Mutual is a Massachusetts-chartered property and casualty mutual insurance company with more than $25.2 billion in assets and $6.9 billion in surplus at December 31, 1997. The principal business activities of Liberty Mutual's subsidiaries and affiliates (other than Liberty Financial) are property-casualty insurance, insurance services and life insurance (including group life and health insurance products) marketed through its own sales force.


     Although at present 15 of Liberty Financial's 18 current directors are also directors of Liberty Mutual, Liberty Financial's operations are separate from, and generally have been conducted independently of, Liberty Mutual and its other business activities. Liberty Financial and its operating subsidiaries have their own personnel responsible for operations, strategic planning, marketing, finance, administration, human resources, accounting, legal and other management functions.

     Reimbursement of Certain Direct Costs and Intercompany Agreement

     Liberty Mutual from time to time has provided management, legal, internal audit and treasury services to Liberty Financial, as well as to other Liberty Mutual subsidiaries which services are of the type normally performed by a parent company's corporate staff. In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into an Intercompany Agreement (the "Intercompany Agreement") governing ongoing services provided by Liberty Mutual to Liberty Financial. Under the Intercompany Agreement, such services are provided only as requested by Liberty Financial and may include legal, tax, treasury and certain other services. Liberty Financial pays Liberty Mutual a fee based upon Liberty Mutual's direct costs allocable to the services provided, and reimburses Liberty Mutual for all associated out of pocket fees and expenses incurred by it. The agreement provides for estimated quarterly payments and subsequent adjustments thereto based upon actual experience. For 1997, Liberty Financial paid Liberty Mutual $700,000 for services under the Intercompany Agreement.

     The Intercompany Agreement also provides that, during any period in which Liberty Mutual owns at least 20% of the voting power of the outstanding capital stock of Liberty Financial, Liberty Financial will provide Liberty Mutual with certain financial and other information. During any period in which Liberty Mutual owns at least 50% of the voting power of the outstanding capital stock of Liberty Financial or in which Liberty Mutual is required or elects to consolidate Liberty Financial's financial results in its own financial statements, Liberty Financial must obtain Liberty Mutual's prior written consent to any significant changes in accounting principles of Liberty Financial.

     In addition, the Intercompany Agreement provides that Liberty Financial will indemnify Liberty Mutual, its subsidiaries (other than Liberty Financial and its subsidiaries), and each of their respective officers, directors, employees, and agents against losses from third-party claims based on, arising out of or resulting from (i) the activities of Liberty Financial or its subsidiaries (including without limitation liabilities under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and other securities laws) and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.

     Tax Sharing Agreement

     Liberty Financial and its subsidiaries (except for Keyport Life Insurance Company ["Keyport"] and its subsidiaries, each of which filed a separate federal income tax return through 1993) have been included in the consolidated federal income tax return filed by Liberty Mutual. With respect to all periods through July 17, 1997 (the "Deconsolidation Date"), in accordance with the Code, Liberty Mutual included or will include Liberty Financial and its subsidiaries in its consolidated federal income tax returns. (Liberty Mutual owned at least 80% of the outstanding stock of Liberty Financial during such periods). Prior to 1994, when Keyport and its subsidiaries became eligible for inclusion in Liberty Mutual's consolidated tax return, each of Keyport and its subsidiaries determined separately its liability for federal income taxes.

     Liberty Financial and Liberty Mutual have entered into a formal Tax Sharing Agreement (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides for the allocation between Liberty Financial and Liberty Mutual of the liability for federal income taxes and foreign, state, and local income, franchise, or excise taxes, and details the methodology and procedures for determining the payments or reimbursements to be made by or to Liberty Financial with respect to such taxes. The Tax Sharing Agreement applies primarily to taxable years or periods beginning on or after January 1, 1990 and ending before or on the Deconsolidation Date.

     Liberty Mutual's ownership of the outstanding capital stock of the Company fell below 80% effective on the Deconsolidation Date. As a result, Liberty Financial will no longer be included in the consolidated federal and certain other income tax returns filed by Liberty Mutual for periods beginning on or after the Deconsolidation Date. The Tax Sharing Agreement generally will no longer be in effect, except for certain provisions that may affect carryovers and carrybacks of net operating losses or other tax attributes and subsequent examination adjustments by taxing authorities (as described below). Liberty Mutual's 1997 consolidated federal income tax return will include Liberty Financial and its subsidiaries until the Deconsolidation Date. Subsequently, the Company and its subsidiaries will file consolidated federal income tax returns, except for Keyport and Keyport's subsidiaries. For the remainder of 1997 and the five full tax years subsequent, Keyport and its subsidiaries will file separately from the Company, after which period Keyport and its current subsidiaries again can be included in the Company's consolidated federal income tax returns.

     The Tax Sharing Agreement generally provides with respect to periods prior to deconsolidation, among other things, that Liberty Financial will pay to Liberty Mutual an amount for federal income tax purposes determined as if Liberty Financial filed a separate consolidated federal income tax return for Liberty Financial and its subsidiaries (i.e., as if Liberty Financial were the common parent of an affiliated group including its subsidiaries but not including Liberty Mutual and its other subsidiaries [in each case excluding Keyport and its subsidiaries for periods prior to 1994]), regardless of the amount of federal income tax shown on the actual consolidated federal income tax return filed by Liberty Mutual on behalf of its entire affiliated group (including Liberty Financial and its subsidiaries). The determination of the amounts paid by Liberty Financial pursuant to the Tax Sharing Agreement generally takes into account carryovers and carrybacks of net operating losses and other attributes, again as if Liberty Financial and its subsidiaries (other than Keyport and its subsidiaries for periods prior to 1994) independently filed a consolidated federal income tax return for such periods.

     The Tax Sharing Agreement further provides that, with respect to periods prior to deconsolidation, Liberty Financial pays to Liberty Mutual amounts for foreign, state, or local income, franchise, or excise taxes on a basis consistent with the methodology for determining federal income tax payments, except that Liberty Financial generally does not pay for a taxable year an amount that exceeds the total liability shown on the combined, joint, consolidated, or similar return actually filed on behalf of Liberty Mutual and/or any of its other subsidiaries together with Liberty Financial and/or any of its subsidiaries (with subsequent adjustments as appropriate, however, to be taken into account where tax payments have been so limited in a prior year).

     The Tax Sharing Agreement also provides for procedures with respect to adjustments to tax payments or reimbursements resulting from audits or other proceedings with respect to taxable years for which Liberty Financial and/or its subsidiaries have been included with Liberty Mutual and/or its other subsidiaries in any consolidated federal income tax return or any combined, joint, consolidated, or similar foreign, state, or local income, franchise, or excise tax return. In addition, while the Tax Sharing Agreement generally applies to taxable years in which Liberty Financial has been or will be included in a consolidated federal income tax return filed by Liberty Mutual, it also contains provisions that may affect carryovers or carrybacks of net operating losses or other tax attributes from or to taxable years prior or subsequent to such consolidation.

     For 1997, Liberty Mutual refunded to Liberty Financial $19.2 million pursuant to the Tax Sharing Agreement.

     As the common parent of an affiliated group filing a consolidated federal income tax return and under the terms of the Tax Sharing Agreement, Liberty Mutual has various rights. Among other things, for periods prior to deconsolidation, Liberty Mutual is the sole and exclusive agent for Liberty Financial in any and all matters relating to the U.S. income tax liability of Liberty Financial, Liberty Mutual has sole and exclusive responsibility for the preparation and filing of the U.S. consolidated federal income tax return for such affiliated group, and Liberty Mutual has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate, or compromise any claim for refund on behalf of Liberty Financial.

     Registration Rights Agreement

     In connection with the Colonial acquisition, Liberty Financial and Liberty Mutual entered into a Registration Rights Agreement (the "Registration Rights Agreement") which, among other things, provides that Liberty Financial will, upon Liberty Mutual's request, register under the Securities Act any of the shares of Common Stock currently held indirectly or hereafter acquired directly or indirectly by Liberty Mutual for sale in accordance with Liberty Mutual's intended method of disposition thereof, and will take such other actions necessary to permit the sale thereof in other jurisdictions. Liberty Mutual has the right to request up to three such registrations per year, subject to certain minimum share requirements. Liberty Mutual has agreed to pay the costs and expenses in connection with each such registration of its shares. Liberty Financial has the right (exercisable not more than once in any 12-month period) to require Liberty Mutual to delay any exercise by Liberty Mutual of such rights to require registration and other actions under the agreement for a period of up to 120 days if Liberty Financial determines, and the underwriters concur, that any other offerings by Liberty Financial then being conducted or about to be conducted would be adversely affected, or if Liberty Financial determines that it would be required to disclose publicly material business information which would cause a material disruption of a major corporate development then pending or in progress or that such registration would have other material adverse consequences.

     Liberty Mutual also has the right, which it may exercise at any time and from time to time in the future, to include the shares of Common Stock held directly or indirectly by it in certain other registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Mutual has agreed to pay its pro rata share of all costs and expenses in connection with each such registration.

     Each of Liberty Financial and Liberty Mutual will indemnify the other, and the officers, directors and controlling persons of the other, against certain liabilities arising in respect of any registration or other offering under the Registration Rights Agreement.

     Pursuant to the Registration Rights Agreement, Liberty Mutual paid directly, or reimbursed Liberty Financial for its payment of, expenses totaling $445,000 incurred for Liberty Financial's 1997 secondary offering.

     Certain Other Transactions Involving Liberty Mutual

     Immediately prior to the Colonial acquisition, Liberty Mutual and two of its affiliates loaned an aggregate of $100.0 million (collectively, the "Colonial Acquisition Loan") to Liberty Financial, the proceeds of which were used to fund the cash portion of the purchase price in the acquisition. The Colonial Acquisition Loan is evidenced by notes in the aggregate principal amount of $100.0 million bearing interest at up to 8.5% per annum, payable semiannually. The entire principal amount of such notes is payable on the tenth anniversary of issuance. Liberty Mutual and its affiliates have the right to accelerate Liberty Financial's obligations under the Colonial Acquisition Loan if Liberty Mutual ceases to own a majority of the outstanding Common Stock. The Colonial Acquisition Loan is subject to a prepayment penalty in the form of a "make whole" provision. Under the "make whole" provision, the prepayment penalty would be an amount equal to the present value, as of the prepayment date, of the loss of investment income resulting from the interest rate differential on the principal amount prepaid between 8.5% and the yield to maturity, as of such date, on U.S. Government Securities maturing on the due date of the Colonial Acquisition Loan notes.

     In January, 1995, a wholly owned subsidiary of Liberty Financial issued a $30.0 million principal amount promissory note to LFC Holdings. This note bears interest, payable semi-annually, at 8.0% per annum, with the entire principal amount being payable (without scheduled mandatory prepayments) on March 31, 2000. Such note may be prepaid without penalty or premium at any time.

     In December, 1993, an affiliate of Liberty Mutual made a loan in the principal amount of $75.0 million to Liberty Financial. In connection with the financing for Liberty Financial's acquisition in April, 1995 of Newport Pacific Management, Inc. ("Newport Pacific"), an affiliate of Liberty Mutual loaned approximately $24.0 million to Liberty Financial. At that time, both of these loans were combined into a single note in the principal amount of $99.0 million which bears interest at 8.0% per annum. This note is due and payable on March 31, 2000, and may be prepaid, without penalty or premium, at any time.

     Liberty Financial has made to date all required interest payments on the above-described indebtedness to Liberty Mutual and its affiliates.

     Colonial is a party to a revolving credit agreement with The First National Bank of Boston and certain other lenders pursuant to which the lenders have agreed to lend up to $60.0 million to Colonial. The proceeds of the loans made under this credit agreement are used to finance the sale of shares of the mutual funds sponsored by Colonial which are sold with contingent deferred sales charges. Liberty Mutual has guaranteed such loans. As consideration for this guarantee, Liberty Mutual receives a fee from Colonial equal to the sum of
(i) a percentage of any interest rate and other savings which Colonial receives as a result of the guarantee, determined by subtracting the percentage equal to Liberty Mutual's direct or indirect equity interest from time to time in Liberty Financial, calculated on a fully diluted basis, from 100%, and (ii) 0.15% of the average outstanding borrowings under the credit agreement. The aggregate guarantee fee accrued in 1997 by Colonial for payment to Liberty Mutual was $105,000.

     Keyport has a sales arrangement with Liberty Life Assurance Company of Boston ("Liberty Life"), a subsidiary of Liberty Mutual which is licensed to sell variable annuity contracts in the State of New York. Liberty Life issues variable annuity contracts in New York with substantially the same policy terms and underlying investment options as Keyport's variable annuity products, the premiums for which are deposited in a separate account of Liberty Life. Keyport provides administrative services to Liberty Life with respect to such annuities. All contractual obligations in respect of such annuities are those of Liberty Life rather than of Keyport. Liberty Life charges the fees payable under the annuities, pays Keyport a fee designed to cover Keyport's expenses in administering these annuities, and retains the balance. During 1997 Liberty Life paid Keyport fees of $70,000 under these arrangements.

     The Company provides certain investment management services to Liberty Mutual. Liberty Mutual paid the Company $855,000 for these services in 1997. In addition, Liberty Financial provides investment advisory services to oil and gas investment subsidiaries of Liberty Mutual. These subsidiaries reimburse Liberty Financial for all direct out-of-pocket costs for these services. These cost reimbursements totaled $510,000 in 1997.

     As of December 31, 1997, Liberty Mutual and Liberty Fire owned approximately 7.6% and 0.9%, respectively, of the outstanding shares of beneficial interest of Liberty All-Star Equity Fund, a closed-end fund listed on the New York Stock Exchange. All of such shares were purchased in open market transactions. Liberty Asset Management Company, a Liberty Financial subsidiary, is the investment adviser to the fund.

     Keyport holds mortgage notes in the original principal amount of $100.0 million on properties owned by certain indirect subsidiaries of Liberty Mutual. The notes were purchased for a price equal to their face value. Liberty Mutual has agreed to provide credit support to the obligors under these notes with respect to certain payments of principal and interest thereon. As of December 31, 1997, the principal amount outstanding was $39.5 million.

     The existing and proposed agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional transactions or agreements may be entered into between Liberty Financial and Liberty Mutual. Conflicts of interest could arise between Liberty Financial and Liberty Mutual with respect to any of the foregoing, or any future agreements or arrangements between them. Neither Liberty Mutual nor Liberty Financial has instituted, or has any current plans to institute, any formal plan or arrangement to address any possible conflicts of interest.


                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Liberty Financial for the year ended December 31, 1997 have been audited and reported upon by Ernst & Young LLP ("E&Y"). Similarly, E&Y will serve as the independent auditors of Liberty Financial for 1998. Representatives of E&Y are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 1999 Annual Meeting of Stockholders will be required to deliver the proposals to Liberty Financial on or prior to November 28, 1998. Liberty Financial's Restated By-Laws also contain certain provisions which impose additional requirements upon the submission by stockholders of nominees for election to the Board of Directors and other Stockholder proposals. Please forward any such proposals or the required notices to the Clerk of Liberty Financial, John A. Benning, c/o Liberty Financial Companies, Inc., 600 Atlantic Avenue, Suite 2400, Boston, Massachusetts 02210-2214.

                                    BY-LAWS

     A copy of the Restated By-Laws, as amended, of Liberty Financial may be obtained without charge by a Stockholder upon written request addressed to the Clerk of Liberty Financial at the address set forth above under "SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING." Copies of the such Restated By-Laws also will be made available at the Meeting. Liberty Financial amended the Restated By-laws in February, 1998 to change the day of its Annual Meeting from the second Wednesday in May to the second Monday in May.


                           EXPENSES OF SOLICITATION

     Liberty Financial will bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and form of proxy for the Meeting. Solicitation of proxies will be primarily through the use of the mails, but employees of Liberty Financial may solicit proxies, by personal interview, by telephone or by other means of communication, without additional compensation. Liberty Financial will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing.


                                 OTHER MATTERS

     Liberty Financial has no knowledge of any matters to be presented for action by the Stockholders at the Meeting other than as set forth above. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.


                                 ANNUAL REPORT

     A copy of Liberty Financial's Annual Report to Stockholders for the year ended December 31, 1997, which includes financial statements, is being mailed to Stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

     Copies of Liberty Financial's Annual Report to Stockholders and of its Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997 will be made available at the Meeting and also may be obtained without charge by any Stockholder upon written request addressed to Director of Investor Relations, Liberty Financial Companies, Inc., 600 Atlantic Avenue, Suite 2400, Boston, Massachusetts 02210-2214.


                                          By Order of the Board of Directors,


                                          John A. Benning
                                          Clerk
Dated: March 27, 1998

                                                                      LFC-PS-98

                                     PROXY

                       LIBERTY FINANCIAL COMPANIES, INC.

              Proxy Solicited on Behalf of the Board of Directors
                of the Company for Annual Meeting, May 11, 1998

     The undersigned hereby constitutes and appoints Kenneth R. Leibler, C. Allen Merrit, Jr., John A. Benning and Kevin M. Carome, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares of Common Stock or Series A Convertible Preferred Stock of the undersigned at the Annual Meeting of Stockholders of LIBERTY FINANCIAL COMPANIES, INC., to be held in room AV-1, on the third floor of the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts on Monday, May 11, 1998, and at any adjournment thereof, on all matters coming before said meeting. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the related Notice of Annual Meeting and Proxy Statement and a copy of the Annual Report for the year ended December 31, 1997.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

-----------                                                        -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                        -----------

[X] Please mark
    votes as in
    this example

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may come before the meeting. If no direction is made, this proxy will be voted FOR the election of all nominees for director.

1. Election of Directors.
   Nominees for terms expiring at 2001 Annual Meeting of Stockholders:
   Gerald E. Anderson, Edmund F. Kelly, Kenneth R. Leibler,
   Ray B. Mundt and Glenn P. Strehle

         [ ] FOR             [ ] WITHHELD
             ALL                 FROM ALL
             NOMINEES            NOMINEES


[ ] ______________________________________
    For all nominees except as noted above


                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


                             Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: ________________________________________  Date: ___________________

Signature: ________________________________________  Date: ___________________